SEPARATION AGREEMENT AND RELEASE

This SEPARATION AGREEMENT AND RELEASE ("Agreement") is made and entered into as of this 8th day of April 2008 (the “Effective Date”), by and between Skins, Inc., a Nevada corporation (the “Company”), and Antonio Pavan ("Pavan").

WHEREAS, Pavan has been employed by the Company as Chief Operating Officer and Executive Vice President pursuant to an agreement between Pavan and the Company dated April 13, 2007 (referred to herein as the “Employment Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, Pavan and Company entered into a Non-Qualified Stock Option Agreement dated April 13, 2007 (the “Option Agreement”), a copy of which is attached hereto as Exhibit B;

WHEREAS, on March 27, 2008, Pavan gave the Company notice of his resignation, a copy of which is attached hereto as Exhibit C;

WHEREAS, the parties mutually desire to enter into this Agreement to effectuate the termination of Pavan’s employment with the Company and to set forth the benefits to be provided to Pavan in exchange for Pavan’s covenants as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises set forth below, the parties agree as follows:

1. Termination of Employment. The Company and Pavan agree that Pavan’s employment with the Company terminated by virtue of his voluntary resignation at 11:59 p.m. on March 27, 2008 (the “Termination Date”). Pavan acknowledges that he has received his regular base salary and employment benefits under the Employment Agreement through March 31, 2008. Pavan agrees that as of March 31, 2008, all compensation, payments, benefits or other consideration of any kind provided for under the Employment Agreement shall cease and that he is not entitled to any further payments or benefits under the Employment Agreement. Pavan specifically acknowledges that he is not due an annual incentive/performance bonus, pro rata or otherwise, under paragraph 3.2 of the Employment Agreement. Following the Termination Date, any further compensation, payments, benefits or other consideration of any kind that may be payable to Pavan by the Company shall be governed exclusively by the terms of this Agreement.

2. Termination of Duties and Responsibilities. As of the Termination Date, Pavan is relieved of all duties and responsibilities of employment with the Company and shall have no authority to enter into any contracts on behalf of the Company, make any commitments on behalf of the Company or to contact or otherwise do business with any customers, vendors or employees of the Company. Pavan shall not visit any facility of the Company as of the Termination Date except as expressly requested of him by the President of the Company.

3. Benefits.

(a) Provided that Pavan has not revoked this Agreement pursuant to Paragraph 18 below and has complied with all terms and conditions of this Agreement, Company shall provide Pavan with an Amendment to the Non-Qualified Stock Option Agreement in the form attached hereto as Exhibit D to amend the Option Agreement (“Amended Non-Qualified Stock Option Agreement”). Pavan agrees that the Amended Non-Qualified Stock Option Agreement provides for more favorable terms to Pavan than those set forth in the Option Agreement. Pavan expressly agrees and acknowledges that the Company is under no pre-existing obligation to provide Pavan with the Amended Non-Qualified Stock Option Agreement.

(b) Pavan and Company agree that they shall not issue any communication or make any statement, written or otherwise, that disparages, criticizes or otherwise reflects adversely on or encourages any adverse action against the other or the Released Parties (as defined below). Pavan further agrees not to make any disparaging or negative remarks regarding the Company or its products or employees.

(c) Pavan agrees that other than as expressly stated in this Paragraph 3, he will not seek anything further from the Company, including any other payment. Pavan further agrees that except as expressly set forth in this Agreement, all benefits, wages, bonuses, commissions, compensation, deferred compensation or other payments provided to Pavan during his employment with the Company or under the Employment Agreement shall cease as of the Termination Date and the Employment Agreement shall terminate; provided, however, that Pavan’s obligations to the Company under paragraphs 6 and 7 of the Employment Agreement shall not terminate but shall continue in accordance with paragraphs 6 and 7 of the Employment Agreement.

4. Release And Waiver of Claims.

(a) “Released Parties” means Company and its parents, subsidiaries, affiliates, divisions, partners, or predecessors, current and former stockholders, directors, officers, employees, and agents of Company and these companies, and any and all employee pension or welfare benefit plans of Company and these companies, including current and former trustees and administrators of these plans, and all those who succeed to their rights, interests, or responsibilities.

(b) Pavan hereby releases the Released Parties from all claims and rights that Pavan has against any and all Released Parties, including, but not limited to, any claims arising out of or relating to the Employment Agreement, those claims of which Pavan is not aware, those claims not mentioned in this Agreement, and all claims for attorney’s fees, costs, and interest. Pavan releases the Released Parties from all claims and rights resulting from anything that has happened up to the Termination Date. Pavan’s release of claims does not apply to claims arising after the Termination Date.

(c) Pavan specifically releases all claims and rights arising from or relating to Pavan’s employment or other relationship with the Released Parties, including but not limited to any claims or rights Pavan may have under Title VII of the Civil Rights Act of 1964, as amended, and the Civil Rights Act of 1991, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the federal or any similar state Worker Adjustment and Retraining Notification Act, Section 1981 of the Civil Rights Act of 1866, the Employee Retirement Income Security Act, the New York State Human Rights Law, the New York City Human Rights Act, the New York State Equal Pay Law, the New York State Labor Law, the New York Whistleblower Law, the New York State Wage Payment Law, the New York State Wage and Hour Law, the New York State Minimum Wage Act, any federal, state or local laws or regulations against discrimination or protecting whistleblowers, or any other federal, state, or local law, common law, regulation or constitution relating to employment, wages, hours, or any other terms and conditions of employment.

(d) Nothing in this Agreement prohibits Pavan from filing a complaint with the United States Equal Employment Opportunity Commission, the National Labor Relations Board, or any similar state or local administrative agency; provided, however, that Pavan waives the right to any monetary relief by virtue of filing any such charge or complaint by or on behalf of Pavan. In addition, this Agreement does not release any statutory claims that cannot be released by Pavan as a matter of law.

5. Confidentiality and Return of Property. Pavan recognizes that any knowledge or information of any type whatsoever of a confidential nature relating to the business of the Company or any of its parents, subsidiaries, divisions or affiliates, including, without limitation, all types of trade secrets, client lists or information, information regarding product development, production methods and processes, marketing plans, management organization, operating policies or manuals, performance results, business plans, financial records, or other financial, commercial, business or technical information (collectively “Confidential Information”), must be protected as confidential, and not copied, disclosed or used other than for the benefit of the Company at any time, unless and until such knowledge or information is in the public domain through no wrongful act by Pavan or any other person. Pavan further agrees not to divulge to anyone (other than the Company or any persons employed or designated by the Company), publish or make use of any such Confidential Information without the prior written consent of the Company, except by an order of a court having competent jurisdiction or under subpoena from an appropriate government agency. Pavan further agrees that not later than the Termination Date he will return to the Company all of its property and documents (and any copies thereof) including, without limitation, all Confidential Information, all computer software and disks, all reports, memoranda, notes, records, projections, lists, Company or client financial information, keys, credit cards, and equipment. Pavan further agrees that he will abide by the terms and conditions of paragraph 6 of the Employment Agreement, which shall survive this Agreement and continue in full force and effect according to its stated terms following the Termination Date.

6. Post-Employment Restrictive Covenant. As a condition to his receipt of the Amended Non-Qualified Stock Option Agreement Pavan shall be obligated to comply with all provisions of paragraph 6 of the Employment Agreement, including the provisions pertaining to non-solicitation under paragraph 6.2 and non-competition under paragraph 6.3.

7. Specific Performance. The parties acknowledge that a breach or threatened breach by Pavan of any of the provisions of paragraph 5 or 6 of this Agreement or paragraph 6 or 7 of the Employment Agreement may result in material and irreparable damage and injury to the Company, and that it would be difficult or impossible to establish the full monetary value of such damage. Therefore, in addition to any other remedies that may be available to the Company, the Company shall be entitled to injunctive relief by a court of appropriate jurisdiction in the event of Pavan’s breach or threatened breach of any of the provisions of paragraph 5 or 6 of this Agreement or paragraph 6 or 7 of the Employment Agreement.

8. Binding Effect. This Agreement is binding upon anyone who succeeds to the rights, interests or responsibilities of the parties. This Agreement may be assigned by the Company. Pavan makes the releases contained in this Agreement for the benefit of the Released Parties and all who succeed to their rights, interests, or responsibilities. This Agreement shall inure to the benefit of and be enforceable by Pavan and his personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. Pavan may not assign his obligations under this Agreement.

9. Enforceability. If a court rules that any provision of this Agreement is not enforceable in the manner set forth in this Agreement, that provision should be enforceable to the maximum extent possible under applicable law and should be reformed accordingly. If a court rules that any provision of this Agreement is invalid or unenforceable, that ruling shall not affect the validity or enforceability of the other portions of this Agreement, which shall continue in full force and effect.

10. Entire Agreement. Except as expressly provided for in this Agreement, this Agreement supersedes any and all prior oral and/or written agreements between the Company and Pavan, including any existing oral or written agreements with respect to Pavan’s employment with the Company, except that the provisions of paragraphs 6 and 7 of the Employment Agreement shall survive this Agreement. No representations regarding the Released Parties' relationship with Pavan, or any obligations to Pavan, have been made, or survive, except as set forth in this Agreement.

11. Amendment. This Agreement cannot be amended, except by a written document signed by the party against whom enforcement of any such amendment is sought.

12. Legal Counsel. Pavan has had ample time to consult with an attorney before signing this Agreement and acknowledges that he has been advised to consult with an attorney before signing this Agreement.

13. Confidentiality. Pavan agrees that the existence of and the terms and conditions of this Agreement shall forever remain confidential as between the parties and he shall not disclose them to any other person, provided however that he may disclose the terms of this Agreement to his attorney, accountant, financial advisor and spouse. Without limiting the generality of the foregoing, Pavan specifically agrees that he shall not disclose information regarding this Agreement to any current, former or future employee of the Company.

14. Notices. All notices under this Agreement must be in writing and must be sent via certified mail to the appropriate addresses set forth below:

If to Company:

Skins, Inc.
45 West 21st Street, 2nd Floor
New York, NY 10010
ATTN: Chief Executive Officer

If to Pavan:

Antonio Pavan
[PERSONAL HOME ADDRESS]

15. Full Understanding. Pavan has read this Agreement carefully, fully understands the meaning of its terms, and is signing this Agreement knowingly and voluntarily.

16. Compromise. The Parties agree and acknowledge that this Agreement is the result of a compromise and shall never be construed as an admission of liability, wrongdoing or responsibility on the part of the Company. Indeed, the Company expressly denies any such liability, wrongdoing or responsibility.

17. Governing Law. This Agreement shall be interpreted in accordance with the laws of the State of New York, without regard to its principles of conflicts of law. Any action relating to this Agreement shall be instituted in the State of New York and the parties agree to submit to the jurisdiction of the state and federal courts of New York for this purpose.

18. Period for Consideration and Revocation. Pavan shall have 21 days to consider this Agreement. Pavan may elect, at his option, to sign this Agreement in a shorter period of time. Pavan shall have 7 days after the Company’s receipt of an executed Agreement from him to revoke his acceptance of this Agreement. To be effective, any revocation of this Agreement must be in writing and received by the Company no later than the 7th day after its receipt of an executed Agreement. This Agreement shall not become effective or enforceable until the expiration of 7 days after Pavan signs this Agreement.

/S/ ANTONIO PAVAN
ANTONIO PAVAN

Dated: April 8, 2008
WITNESS
SKINS, INC.

	By:	/S/ Deborah Gargiulo
Deborah Gargiulo
Chief Financial Officer

Dated: April 8, 2008